Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

RE: Form 4 Signature Authority


Dear Sir or Madame:

This letter is submitted as an Attachment to Form 3. I hereby authorize and designate the below to file Form 3 and 4 on my behalf until such time that a written confirmation is submitted to the Commission removing such authority.

Leslie B.C. Wolfgang
Vice President, Director of External Reporting and Corporate Secretary Mid-America Apartment Communities, Inc.

Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
Mid-America Apartment Communities, Inc.

Sincerely,
/s/Thomas L. Graimes, Jr.